Exhibit 4.1

MAPLIGHT THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2023, by and among MapLight Therapeutics, Inc., a Delaware corporation (formerly Alvarado Therapeutics, Inc.) (the “Company”), and each of the persons and entities identified on Schedule A attached hereto (the “Investors”). The Company and each of the Investors are a “party” and collectively are the “parties.”

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess certain rights pursuant to that certain Amended and Restated Investors’ Rights Agreement dated as of October 25, 2022, by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Existing Investors are holders of a majority of the Registrable Securities of the Company (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding a majority of the Registrable Securities, and the Company.

NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated, and the parties to this Agreement further agree as follows:

1. Restrictions on Transferability of Securities; Registration Rights.

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean, with respect to any specified individual, firm, corporation, partnership, association, limited liability company, trust or other entity (“Person”), any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same general partner or management company with, such Person.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d) “Common Stock” shall mean the Non-Voting Common Stock and Voting Common Stock.

(e) “control” shall mean (with corresponding meanings assigned to “controlled by” and “under common control with”) the possession, directly or indirectly, of the power to direct the management and policies of a Person, including, without limitation, (a) the ownership of more than 50% of the voting rights of the issued share capital of a Person or (b) the right to appoint and/or remove all or the majority of the members of such Person’s board of directors or other governing body, whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting rights, contracts or otherwise.

(f) “Derivative Securities” shall mean any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Voting Common Stock, including options and warrants.

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(h) “Exempted Transfer” shall mean, with respect to any transfer of any right, title or interest: (a) any transfer to any Holder or any Affiliate of a Holder; (b) any transfer to any Principal Owner of any Holder or any Affiliate of a Holder; (c) any transfer by any such Principal Owner to any of its Family Members; (d) any transfer by any such Principal Owner to any Person controlled by such Principal Owner or its Family Members; (e) any transfer by any such Principal Owner to any other Principal Owner, (f) to the extent such right, title or interest is held pursuant to any grant of probate or letters of administration in respect of the estate of any deceased Person, by the executors, administrators or any other similar representatives of such Person in accordance with the will or other testamentary instrument of such Person or by applicable law (including laws of intestacy) or otherwise as directed by the order of a court of competent jurisdiction; (g) to the extent such right, title or interest is held by any trust, by the trustees of such trust to any entity Controlled by such trust, or to any other trust established for the benefit of such trust; and (h) any transfer made in connection with or for the purpose of any corporate reorganization or restructuring within the group of companies comprising Chen’s Group International Limited and its subsidiaries.

(i) “Family Member” shall mean, with respect to any natural person, (a) a child, stepchild (including by legal adoption), grandchild (including by legal adoption) or any other direct lineal descendant, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, thereof and (b) any trust or foundation for the benefit of such natural person or any of its relations in clause (a).

(j) “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405 under the Securities Act.

(k) “Holder” shall mean any person or entity who holds Registrable Securities and/or Shares and any holder of Registrable Securities and/or Shares to whom the registration rights conferred by this Agreement have been transferred in compliance with Sections 1.2 and 1.12 hereof.

(l) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(m) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than 30% of the outstanding Voting Registrable Securities.

(n) “Major Holder” shall mean a Holder that holds, individually or together with such Holder’s Affiliates, at least 2,000,000 Shares, subject to subsequent adjustment for stock splits, stock dividends, reverse stock splits, recapitalizations and the like.

(o) “Non-Voting Common Stock” shall mean the Company’s Non-Voting Common Stock, par value $0.0001 per share.

(p) “Other Shares” shall mean shares of Common Stock of the Company (other than Registrable Securities) , including shares of Common Stock issued or issuable upon conversion of shares of any currently unissued series of preferred stock of the Company, with registration rights.

(q) “Other Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

(r) “Preferred Directors” shall mean the Series A/B Directors and the Series C Directors.

(s) “Principal Owner” shall mean, with respect to any Person, any direct or indirect owner of equity interests in such Person, and shall include any partner, member or stockholder of such Person or owner of such Person.

(t) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock which have been sold to the public either pursuant to a registration statement or Rule 144, which have been transferred in a transaction in which the transferor’s registration rights under this Agreement are not assigned, or with respect to which the registration rights under this Agreement have terminated pursuant to Section 1.16 hereof.

(u) “Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(v) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, and fees and disbursements of one special counsel for the Holders (not to exceed $25,000), but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(w) “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation, as in effect from time to time.

(x) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 1.2(c) hereof.

(y) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(z) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(aa) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(bb) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses).

(cc) “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, par value $0.0001 per share.

(dd) “Series A-1 Preferred Stock” shall mean the Company’s Series A-1 Preferred Stock, par value $0.0001 per share.

(ee) “Series A/B Director” shall have the meaning set forth in the Restated Certificate.

(ff) “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, par value $0.0001 per share.

(gg) “Series B-1 Preferred Stock” shall mean the Company’s Series B-1 Preferred Stock, par value $0.0001 per share.

(hh) “Series C Director” shall have the meaning set forth in the Restated Certificate.

(ii) “Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, par value $0.0001 per share.

(jj) “Shares” shall mean shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock.

(kk) “S-3 Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than 30% of the outstanding Voting Registrable Securities.

(ll) “Voting Common Stock” shall mean the Company’s Voting Common Stock, par value $0.0001 per share.

(mm) “Voting Preferred Stock” shall mean the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(nn) “Voting Registrable Securities” shall mean (i) shares of Voting Common Stock issued or issuable pursuant to the conversion of Voting Preferred Stock, and (ii) any Voting Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) above; provided, however, that Voting Registrable Securities shall not include any shares of Voting Common Stock which have been sold to the public either pursuant to a registration statement or Rule 144, which have been transferred in a transaction in which the transferor’s registration rights under this Agreement are not assigned, or with respect to which the registration rights under this Agreement have terminated pursuant to Section 1.16 hereof.

1.2 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act; provided, however, that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, provided that each transferee agrees in writing to be subject to the terms of this Section 1.2.

(b) Notwithstanding the provisions of Section 1.2(a) hereof, no such registration statement or opinion of counsel shall be necessary for and nothing in Section 1.2(a) shall in any way restrict or prohibit any transaction involving an Exempted Transfer or a transfer without consideration by a Holder that is (i) a partnership transferring to its partners or former partners in accordance with their partnership interests, (ii) a corporation transferring to its stockholders in accordance with their interests in the corporation, (iii) a limited liability company transferring to its members or former members in accordance with their limited liability company interests, or (iv) an individual Holder transferring to a Family Member of a Holder or a trust for the benefit of such Holder or Family Member, provided that in each case the transferee agrees to be subject to the terms of this Agreement to the same extent as if such transferee were an original Holder hereunder.

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE ACT, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

(d) The Company shall be obligated to reissue certificates without the first legend referred to in Section 1.2(c) hereof at the request of any Holder thereof if the Holder shall have obtained (i) an opinion of counsel at such Holder’s expense reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend, and (ii) delivered such securities to the Company or its transfer agent. Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

1.3 Requested Registration.

(a) If the Company shall receive from Initiating Holders, at any time or times after the earlier of (i) three years after the date hereof or (ii) six months after the effective date of the registration statement for the Initial Public Offering, a written request that the Company effect any registration with respect to all or a part of the Registrable Securities, with an anticipated aggregate offering price of at least $10,000,000, the Company shall:

(i) within ten (10) days of receipt thereof, give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, and in any event within sixty (60) days of receipt of such request, file a registration statement covering such Registrable Securities of the Initiating Holders as are specified in such request, together with the Registrable Securities of other Holders joining in such request as are specified in a written request received by the Company within ten (10) days after such written notice from the Company is given, and use commercially reasonable efforts to effect such registration.

(b) The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.3:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) after the Company has effected two (2) such registrations pursuant to this Section 1.3 (counting for these purposes only registrations which have been declared or ordered effective and are consummated and for which all Registrable Securities requested to be registered are registered);

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities which may be registered on Form S-3 pursuant to a request made under Section 1.5 hereof.

(c) If the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is therefore in the best interests of the Company to defer the filing of such registration statement, the Company shall have the right to defer such filing for the period during which such disclosure would be materially detrimental, provided that the Company may not defer such filing for a period of more than 90 days after receipt of the request of the Initiating Holders, and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.

The Company may not defer its obligation in this manner more than once in any twelve (12) month period.

(d) The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 1.14 hereof, include Other Shares held by Other Stockholders and may include securities of the Company being sold for the account of the Company.

(e) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.3(a) hereof and the Company shall include such information in the written notice referred to in Section 1.3(a) hereof. The underwriter or underwriters shall be selected by the Company and shall be reasonably acceptable to the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall, together with the Company, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

(f) Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation on the number of securities to be underwritten, the Initiating Holders shall so advise all holders of Registrable Securities that would otherwise be underwritten, and the number of securities to be included in the underwriting shall be allocated in accordance with Section 1.14 hereof. If a person who has requested inclusion in such registration as provided herein does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders, and the securities so excluded shall be withdrawn from such registration. If securities are so withdrawn from the registration and if the number of securities to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 1.3(f), the Company shall offer to all Holders or Other Stockholders who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of securities so withdrawn, with such securities to be allocated among such Holders or Other Stockholders requesting additional inclusion in accordance with Section 1.14 hereof.

(g) Notwithstanding anything to the contrary in this Agreement, at any time after three years following the date hereof, Holders holding a majority of the outstanding Voting Registrable Securities, voting together as a single class on an as-converted to Voting Common Stock basis, may, by written request, cause the Company to effect an Initial Public Offering and may cause the Company to take any internal restructuring steps as may be reasonably necessary to effect an Initial Public Offering.

1.4 Company Registration.

(a) If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration pursuant to Section 1.3 or 1.5 hereof, a registration related to a the Company’s Initial Public Offering of its Common Stock where the Company has determined pursuant to Section 1.4(c) hereof to exclude selling stockholders, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, or a registration relating solely to a Rule 145 transaction, the Company shall:

(i) promptly give to each Holder written notice thereof; and

(ii) use commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.4(b) hereof, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder and received by the Company within ten (10) days after the written notice from the Company described in clause (i) above is given by the Company. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.4(a)(i) hereof. In such event, the right of any Holder to include Registrable Securities in such registration pursuant to this Section 1.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and any Other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

(c) Notwithstanding any other provision of this Section 1.4, if the representative of the underwriters advises the Company that marketing factors require a limitation on the number of securities sold other than by the Company, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. If the registration is with respect to the Company’s Initial Public Offering, the Company may limit, to the extent so advised by the underwriters, the amount of securities (including Registrable Securities) to be included in the registration by the Company’s stockholders (including the Holders), or may exclude, to the extent so advised by the underwriters, such underwritten securities entirely from such registration (provided that all Other Stockholders shall be excluded first from such offering). If such registration is with respect to any subsequent Company-initiated registered offering of the Company’s securities to the general public, the Company may limit, to the extent so advised by the underwriters, the amount of securities to be included in the registration by the Company’s stockholders (including the Holders); provided, however, that the number of Registrable Securities to be included in such registration by the Company’s stockholders (including the Holders) may not be so reduced to less than fifty percent (50%) of the total number of all securities included in such registration (provided that all Other Stockholders shall be excluded first from such offering). The Company shall so advise all holders of securities requesting registration, and the number of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section 1.14 hereof. If any person does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company or the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If securities are so withdrawn from the registration and if the number of securities to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of securities so withdrawn, with such securities to be allocated among the persons requesting additional inclusion in accordance with Section 1.14 hereof. To facilitate the allocation of securities in accordance with the above provisions, the Company or the underwriter(s) may round the number of securities allocated to any Holder to the nearest 100 shares.

(d) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration statement shall be borne by the Company in accordance with Section 1.6.

1.5 Registration on Form S-3.

(a) After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, the S-3 Initiating Holders shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of Registrable Securities to be disposed of and the intended methods of disposition of such securities by such Holder or Holders); provided, however, that the Company shall not be obligated to effect any such registration:

(i) if the S-3 Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $2,000,000;

(ii) if the Company shall furnish the certification described in Section 1.3(c) hereof (but subject to the limitations set forth therein);

(iii) in a given twelve (12) month period, after the Company has effected two (2) such registrations in any such period; or

(iv) in the circumstances described in Section 1.3(b)(i) or 1.3(b)(iii) hereof.

(b) If a request complying with the requirements of Section 1.5(a) hereof is delivered to the Company, the provisions of Sections 1.3(a)(i) and (ii) hereof shall apply to such registration. If the registration is for an underwritten offering, the provisions of Sections 1.3(e) and 1.3(f) hereof shall apply to such registration.

1.6 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.3, 1.4 and 1.5 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 1.3 and 1.5 hereof if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Voting Registrable Securities (measured as a single class on an as-converted to Common Stock basis) to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 1.3 and 1.5 hereof are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among such Holders based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Voting Registrable Securities (measured as a single class on an as-converted to Common Stock basis) agree to forfeit their right to a demand registration pursuant to Section 1.3 or 1.5 hereof, as applicable; provided further, however, that if such withdrawal occurs prior to the date the registration statement shall have become effective and is based upon material adverse information relating to the Company that is different from the information known to the Holders requesting registration at the time of their request for registration under Section 1.3 or 1.5 hereof, such registration shall not be treated as a counted registration for purposes of Section 1.3 or 1.5 hereof, as applicable, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of securities so registered on their behalf.

1.7 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 1.3, 1.4 or 1.5 hereof, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company shall use commercially reasonable efforts to:

(a) Keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish such number of copies of a prospectus, including a preliminary prospectus, and any Free Writing Prospectus, including any amendments or supplements thereto, and other documents incident thereto, as a Holder from time to time may reasonably request in order to facilitate the distribution of such Holder’s Registrable Securities;

(d) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(e) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) In connection with any underwritten offering pursuant to a registration statement filed pursuant to this Section 1, the Company will enter into an underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions; and

(h) Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

1.8 Indemnification.

(a) To the extent permitted by law, the Company will indemnify each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state or other securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld). In no event shall any indemnity under this Section 1.8(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 1.8 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 1, only to the extent such failure is prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under subsection (d) of this Section 1.8 (together with any amounts paid pursuant to Section 1.8(b) above) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.9 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

1.10 Limitations on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of Holders of a majority of the Voting Registrable Securities, voting together as a single class on an as-converted to Voting Common Stock basis, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are more favorable than or on parity with the registration rights granted to the Holders hereunder, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities would not reduce the number of Registrable Securities included by the Holders.

1.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use commercially reasonable efforts to:

(a) Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request, to the extent accurate, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

1.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 1 may be transferred or assigned by a Holder only to (a) a transferee or assignee who after such transfer or assignment holds at least 250,000 shares of Registrable Securities; (b) partners, retired partners, members, retired members or other equity owners or Affiliates of such Holder or to the estate of any such individuals; (c) a Family Member of such Holder; or (d) any Person provided that such transfer or assignment would be an Exempted Transfer; provided, however, that in each such case the Company is given written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, such transfer or assignment is effected in accordance with Section 1.2 hereof, and the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement.

1.13 “Market Stand-Off” Agreement.

(a) Each Holder agrees that such Holder shall not sell or otherwise transfer, dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging of similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the initial registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2241 or NYSE Member Rule 472 or any successor or similar rule or regulation). The foregoing provisions of this Section 1.13 shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Holders if all then current officers and directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with any public offering subject to the provisions of this Section 1.13 are intended third party beneficiaries of this Section 1.13 and shall have the right to enforce the provisions hereof as though they were a party hereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of securities subject to such agreements, unless waived by the Holders of a majority of the Voting Registrable Securities, voting together as a single class on an as-converted to Voting Common Stock basis.

(b) The obligations described in this Section 1.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the applicable periods. Each Holder agrees to execute a market standoff agreement with the underwriters in customary form consistent with the provisions of this Section 1.13.

1.14 Allocation of Registration Opportunities. Except as otherwise provided in this Agreement, in any circumstance in which all of the Registrable Securities and Other Shares requested to be included in a registration on behalf of the Holders or Other Stockholders cannot be so included as a result of limitations in the aggregate number of Registrable Securities and Other Shares that may he so included, the number of Registrable Securities and Other Shares (if any) shall be excluded, first by excluding Other Shares, pro rata on the basis of the number of Other Shares held by such Other Stockholders, and thereafter by excluding Registrable Securities, pro rata on the basis of the number of Registrable Securities held by such Holders, until the aggregate number of Registrable Securities and Other Shares (if any) may be included in such registration. If any Holder or Other Stockholder does not request inclusion of the maximum number of Registrable Securities and Other Shares allocated to such person pursuant to the above described formula, the remaining portion of such person’s allocation shall be reallocated among those requesting Holders and/or Other Stockholders whose allocations did not satisfy their requests, pro rata on the same basis as described above, and this procedure shall be repeated until all of the Registrable Securities and/or Other Shares that may be included in such registration on behalf of the Holders and/or Other Stockholders have been so allocated. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, such Holder together with all partners, retired partners, members, retired members and other equity owners or Affiliates of such Holder, or the estates and Family Members of any such individuals and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.15 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.16 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.3, 1.4 or 1.5 hereof shall terminate upon the earlier of (a) such date after the closing of the Initial Public Offering as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period; or (b) after the consummation of a Liquidation Event.

2. Covenants of the Company. The Company hereby covenants and agrees, so long as a Holder owns any Registrable Securities, as follows:

2.1 Basic Financial Information. The Company will furnish the following reports to each Major Holder:

(a) within 180 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income, cash flows and stockholders’ equity of the Company and its subsidiaries, if any, for such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied, certified by independent public accountants of regionally recognized standing selected by the Company;

(b) within 60 days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with generally accepted accounting principles consistently applied (except that such financial statements may be subject to normal year-end adjustments and may not contain all footnotes required by generally accepted accounting principles);

(c) within 45 days after the end of each month, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such monthly period, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with generally accepted accounting principles consistently applied (except that such financial statements may be subject to normal year-end adjustments and may not contain all footnotes required by generally accepted accounting principles;

(d) at least 30 days prior to the beginning of each fiscal year a comprehensive operating budget forecasting the Company’s revenues, expenses and cash position on a month-to-month basis for the upcoming fiscal year; and

(e) such other information relating to the financial condition, business or corporate affairs of the Company as any Major Holder may from time to time reasonably request.

2.2 Inspection Rights. The Company will afford to each Major Holder, and to such Major Holder’s accountants and counsel, reasonable access during normal business hours to all of the Company’s respective properties, books and records and with reasonable advance notice. Each such Major Holder shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Major Holders may exercise their rights under this Section 2.2 only for purposes reasonably related to their interests under this Agreement and related agreements. The rights granted pursuant to this Section 2.2 may not be assigned or otherwise conveyed by the Major Holders or by any subsequent transferee of any such rights without the prior written consent of the Company.

2.3 Directors’ and Officer’s Insurance. The Company shall maintain directors’ and officer’s insurance in an amount and upon terms reasonably acceptable to the Board.

2.4 Stock Vesting. All stock, stock options and other stock equivalents subject to grants made after the date hereof to employees, directors, consultants and other service providers of the Company shall be subject to vesting as follows (unless otherwise approved by the Board of Directors): 25% of the shares subject to such grants shall vest twelve (12) months following the date of such grant, with the remaining 75% of such shares to vest in equal monthly installments over the following thirty-six (36) months.

2.5 Qualified Small Business Stock. The Company will use commercially reasonable efforts to comply with the reporting and record keeping requirements of Section 1202 of the Code, and the regulations thereunder, so long as the Company’s Board of Directors determines that it is in the best interests of and not unduly burdensome to the Company to comply with the provisions of Section 1202 of the Code.

2.6 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Company’s Board of Directors.

2.7 Matters Requiring Preferred Director Approval. So long as the holders of Voting Preferred Stock are entitled to elect a Preferred Director, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of a majority of the Preferred Directors:

(a) make any loan or advance to any person or entity, including any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan or other equity incentive plan approved by the Board (including the approval of at least one of the Preferred Directors);

(b) enter into any joint development, licensing or collaboration agreement valued in excess of $2,000,000 in aggregate;

(c) approve any Company budget or any material amendments thereto or deviations therefrom;

(d) establish or invest in a subsidiary or joint venture;

(e) incur indebtedness in excess of $500,000 in the aggregate that is not included in the then-current approved budget, other than in respect of trade credit incurred in the ordinary course of business;

(f) make any capital expenditures in excess of $500,000 not contemplated by the then-current approved budget;

(g) hire or terminate any C-level executive officer including, without limitation, the Chief Executive Officer of the Company;

(h) change the Company’s independent accountants;

(i) grant any stock option with vesting terms different from the vesting terms set forth in Section 2.4 of this Agreement;

(j) increase the number of shares reserved under the Company’s 2019 Equity Incentive Plan or any other option or equity incentive plan or establish any new option plan or similar equity incentive plan;

(k) create any committee of the Board;

(l) change the Company’s principal business or enter into a new line of business;

(m) acquire any business;

(n) change the location of the Company’s principal executive offices;

(o) sell any material assets of the Company or any of its subsidiaries outside the ordinary course of business;

(p) grant severance arrangements or enter into employment agreements that cannot be terminated at will by the Company; or

(q) exclusively license any intellectual property or enter into an exclusive distribution or partnership agreement relating to the Company’s intellectual property.

2.8 Termination of Covenants. The covenants set forth in this Section 2 shall terminate and be of no further force and effect upon the earlier to occur of (i) the closing of the Company’s Initial Public Offering or (ii) the occurrence of a “Liquidation Event,” as such term is defined under the Restated Certificate. The covenants in Sections 2.1 and 2.2 hereof shall also terminate and be of no further force and effect at such time as the Company becomes subject to the reporting provisions of the Exchange Act.

3. Right of First Refusal.

3.1 Right of First Refusal. The Company hereby grants to each Investor the right of first refusal to purchase a pro rata share of New Securities (as defined in this Section 3.1) which the Company may, from time to time, propose to sell and issue. An Investor’s pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Voting Common Stock owned by such Investor immediately prior to the issuance of New Securities, assuming full conversion of the shares of Voting Preferred Stock and full conversion and exercise of all other Derivative Securities owned by such Investor immediately prior to the issuance of New Securities, to the total number of shares of Voting Common Stock outstanding immediately prior to the issuance of New Securities, assuming full conversion of the shares of Voting Preferred Stock and full conversion and exercise of all Derivative Securities of the Company immediately prior to the issuance of New Securities. For the purposes of this Section 3, the term “Investor” includes any Affiliates of such Investor. An Investor shall be entitled to apportion the right of first refusal hereby granted it among itself and its Affiliates in such proportions as it deems appropriate. This right of first refusal shall be subject to the following provisions:

(a) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term “New Securities” does not include shares of Series C Preferred Stock sold pursuant to the Purchase Agreement, shares of Common Stock issued in the Initial Public Offering and Common Stock and Derivative Securities excluded from the definition of “Additional Shares of Common Stock” pursuant to Section C.5(d)(i)(D) of the Restated Certificate.

(b) If the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Investor shall have twenty (20) days after any such notice is given to agree to purchase such Investor’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The Company shall promptly, in writing, inform each Investor that elects to purchase all of the New Securities available to it (a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the New Securities for which Investors were entitled to subscribe but which were not subscribed for by the Investors that is equal to the proportion that the number of shares of Common Stock owned by such Fully-Exercising Investor, assuming full conversion of the Shares and full conversion and exercise of all other convertible securities, rights, options and warrants to acquire Common Stock, bears to the total number of shares of Common Stock owned by all Fully-Exercising Investors who wish to purchase some of the unsubscribed New Securities, assuming full conversion of the Shares and full conversion and exercise of all other convertible securities, rights, options and warrants to acquire Common Stock, or such greater amount of such New Securities as may be available as a result of any Fully-Exercising Investor not fully exercising their right to acquire additional New Securities.

(c) If the Investors fail to exercise fully the right of first refusal within the periods provided in Section 3.1(b) hereof, the Company shall have twenty (20) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of such agreement) to sell the New Securities with respect to which the Investors’ right of first refusal set forth in this Section 3.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 3.1(b) hereof. If the Company has not sold the New Securities within the times specified in the prior sentence, the Company shall not thereafter issue any New Securities without first again offering such securities to the Investors in the manner provided in Section 3.1(b) hereof.

3.2 Assignment. The right of first refusal set forth in Section 3.1 hereof may not be assigned or transferred, except that (a) such right is assignable by each Investor to any Affiliate of such Investor, or any Person who becomes a Holder following an Exempted Transfer and (b) such right is assignable between and among any of the Investors.

3.3 Termination. The right of first refusal set forth in Section 3.1 hereof shall terminate and be of no further force and effect upon, the earlier to occur of (a) the closing of the Company’s Initial Public Offering, or (b) the occurrence of a Liquidation Event.

4. Miscellaneous.

4.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

4.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Any term of this Agreement may be amended, waived or terminated (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and holders of a majority in interest of the Voting Registrable Securities, voting together as a single class on an as-converted to Voting Common Stock basis (or, in the case of provisions that grant rights to the Major Holders, the holders of a majority in interest of the Voting Registrable Securities held by Major Holders, voting together as a single class on an as-converted to Voting Common Stock basis). Any such amendment, waiver or termination shall be binding on all Holders. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders, or agree to accept alternatives to such performance, without obtaining the consent of any Holder. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

4.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing, addressed (a) if to an Investor, as indicated on the List of Investors attached hereto as Schedule A, or at such other address as such Investor shall have furnished to the Company in writing at least ten (10) days prior to any notice to be given hereunder, or (b) if to the Company, at its principal office, Attention: Chief Executive Officer, or at such other address as the Company shall furnish to each Investor in writing at least ten (10) days prior to any notice to be given hereunder. All such notices and other written communications shall be deemed effectively given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or, if sent by facsimile, upon receipt of appropriate written confirmation of receipt, or, if sent by mail, five (5) days after deposit with the United States Postal Service, or, if by air courier, one (1) day after deposit with a next day air courier, with postage and fees prepaid and addressed to the party entitled to such notice, or, if sent by electronic mail, when directed to any electronic mail address set forth on Schedule A hereto.

4.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default he deemed a waiver of any other breach or default therefore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.6 Severability. Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. If any provision of this Agreement is held to be illegal or unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.8 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) and upon such delivery the facsimile signature, PDF or electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

4.9 Aggregation of Stock. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

4.11 Additional Signatories. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series C Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Series C Preferred Stock may, without the consent of any other party hereto, become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” and a party hereunder.

4.12 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

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SCHEDULE A

LIST OF INVESTORS